                      SUPPLEMENT NO. 8 DATED MAY 9, 1997
                     TO PROSPECTUS DATED SEPTEMBER 3, 1996
         RELATING TO $125,000,000 PRINCIPAL AMOUNT 5 5/8% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2006 AND
                              3,654,971 SHARES OF
                         RENAL TREATMENT CENTERS, INC.
                         COMMON STOCK, $.01 PAR VALUE


     All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated September 3, 1996, as supplemented by Supplement No. 1 dated December 2, 1996, Supplement No. 2 dated December 9, 1996, Supplement No. 3 dated January 6, 1997, Supplement No. 4 dated January 13, 1997, Supplement No. 5 dated February 18, 1997, Supplement No. 6 dated March 17, 1997 and Supplement No. 7 dated April 30, 1997, forming a part of Form S-3 Registration Statement No. 333-10839.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders. The Selling Securityholders in the table below are identified by this supplement. The Notes beneficially owned by these Selling Securityholders were previously listed in the Prospectus under the names of the nominee or Depository Trust Company participant holding the Notes for the benefit of the Selling Securityholders or the persons from whom the Selling Securityholders purchased the Notes. The table has been prepared based upon information furnished to the Company by or on behalf of the Selling Securityholders identified therein.


                                  PRINCIPAL AMOUNT OF NOTES                          NUMBER OF                  PERCENTAGE
                                      BENEFICIALLY OWNED            PERCENTAGE   CONVERSION SHARES              OF COMMON
                                           THAT MAY                  OF NOTES         THAT MAY                    STOCK
NAME                                       BE SOLD                 OUTSTANDING      BE SOLD (1)              OUTSTANDING (2)
-------------------------    ------------------------------------  ------------  ------------------  ------------------------------


Austin Firefighters                   $  150,000                        *               4,385                       *
Baptist Hospital                      $  136,000                        *               3,976                       *
Boston Museum of Fine Arts            $   53,000                        *               1,549                       *
Dufor Inv LP                          $   18,000                        *                 526                       *
Dunham & Associates                   $   29,000                        *                 847                       *
Dunham & Associates Fund I            $   49,000                        *               1,432                       *
Dunham & Associates Fund II           $   20,000                        *                 584                       *
Engineers Joint Pension               $  194,000                        *               5,672                       *
 Fund
Laterman Strategies, 90's             $  180,000                        *               5,263                       *
 LLC
Laterman & Co.                        $  120,000                        *               3,508                       *
Nicholas- Applegate Income            $1,202,000                        *              35,146                       *
 & Growth Fund
Occidental College                    $  120,000                        *               3,508                       *
Offshore Strategies, Ltd.             $  300,000                        *               8,771                       *
Christine Rawlinson                   $   24,000                        *                 701                       *
San Diego City Retirement             $  398,000                        *              11,637                       *
San Diego County                      $1,458,000                       1.2%            42,631                       *
Wake Forest University                $  312,000                        *               9,122                       *
Ernest Wuliger Trust                  $   60,000                        *               1,754                       *
--------------------

* Less than 1%.

(1) Assumes conversion of the full amount of Notes held by such holder at the current conversion rate of $34.20 in principal amount of Notes per share of Common Stock. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes; cash will be paid in lieu of fractional shares, if any.

(2) Computed in accordance with Rule 13d-3(d)(i) promulgated under the Exchange Act based upon the 24,617,217 shares of Common Stock outstanding as of March 14, 1997, treating as outstanding the number of Conversion Shares shown as being issuable upon the assumed conversion by the named holder of the full amount of such holder's Notes but not assuming the conversion of the Notes of any other holders.

     Other than their ownership of the Company's securities, none of the foregoing Selling Securityholders has had any material relationship with the Company within the past three years.